Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

THIRD QUARTER 2021

ALL-TIME RECORD QUARTERLY REVENUES, NET INCOME AND EARNINGS PER SHARE

CALABASAS, Calif., November 5, 2021 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported record financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter 2021 Highlights Compared to Third Quarter 2020

•	Total revenues increased by 109.6% to $332.4 million

•	Net income increased to $33.9 million, or $0.84 per common share, diluted, compared to $6.0 million, or $0.15 per common share, diluted

•	Adjusted EBITDA increased more than fourfold to $51.0 million compared to $12.2 million

•	Brokerage commissions more than doubled to $299.8 million

•	Private Client brokerage revenue grew 87.0% to $183.0 million

•	Middle Market and Larger Transaction brokerage revenue increased nearly threefold to $109.3 million

•	Financing fees nearly doubled to $29.4 million

Nine Months 2021 Highlights Compared to Nine Months 2020

•	Total revenues increased by 71.7% to $801.3 million

•	Net income increased to $80.5 million, or $2.00 per common share, diluted, compared to $19.2 million, or $0.48 per common share, diluted

•	Adjusted EBITDA increased more than threefold to $124.8 million compared to $38.8 million

•	Brokerage commissions increased by 72.0% to $715.5 million

•	Private Client brokerage revenue increased by 57.8% to $446.6 million

•	Middle Market and Larger Transaction brokerage revenue more than doubled to $247.7 million

•	Financing fees increased by 72.8% to $75.4 million

“This was our second consecutive milestone quarter by almost every measure. Our business is performing exceptionally well with all product lines registering solid growth throughout the year. As expected, our results are substantially higher than last year’s disrupted market. Even more relevant, compared to the same period in 2019, our year-to-date revenues and Adjusted EBITDA were up 40.9% and 50.3%, respectively. This is a direct reflection of our sales force’s ability to shift from helping clients solve problems and navigate the uncertainty of last year to maximizing opportunities amid this year’s market recovery. Our expanded client outreach, steady stream of technology enhancements and recent acquisitions all contributed to a record quarter,” commented Hessam Nadji, Marcus & Millichap’s President and CEO.

Mr. Nadji continued, “The operating environment remains compelling with still low interest rates, ample liquidity and increasing confidence in the recovery. We are further building on our recent strategic acquisitions and ongoing investments in the Company’s brokerage systems, training and development, all of which are supported by our strong balance sheet and leading market position. For example, our recent strategic alliance with M&T Realty Capital Corporation positions us to expand agency financing for our multi-family clients while improving tools and resources for our originators. We believe this will allow us to grow our Fannie Mae and Freddie Mac market share in the coming years. We continue to work every day to enhance our client services and create shareholder value by building upon a solid foundation to achieve growth and durability.”

Third Quarter 2021 Results Compared to Third Quarter 2020

Total revenues for the third quarter of 2021 reached $332.4 million, compared to $158.6 million for the same period during the prior year, increasing by 109.6%. The outperformance in total revenues was driven by increases in real estate brokerage commissions, financing fees and other revenues. Real estate brokerage commissions more than doubled to $299.8 million from the same period in the prior year primarily due to an increase in overall sales volume generated by the increase in the number of investment sales transactions. The increase was partially offset by a reduction in average commission rates due to a larger proportion of closed transactions from the Larger Transaction Market segment. Financing fees nearly doubled to $29.4 million.

Total operating expenses for the third quarter of 2021 increased 88.6% to $286.7 million, compared to $152.0 million for the same period in the prior year. The change was primarily driven by a 119.8% increase in cost of services and a 30.1% increase in selling, general and administrative expense. Cost of services as a percent of total revenues increased by 300 basis points to 65.9% compared to the same period during the prior year, primarily due to our senior investment sales and financing professionals earning additional commissions by meeting certain annual financial thresholds and reaching their thresholds earlier than prior years.

Selling, general and administrative expense for the third quarter of 2021 increased by $15.0 million to $64.7 million, compared to the same period in the prior year. The change was primarily due to increases in (i) compensation related costs, primarily driven by increases in management performance compensation due to a significant year-over-year growth in operating results; (ii) business development, marketing and other support related to the long-term retention of our sales and financing professionals; (iii) facilities expenses; and (iv) legal costs.

Net income for the third quarter of 2021 was $33.9 million, or $0.84 per common share, diluted, compared to $6.0 million, or $0.15 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the third quarter of 2021 was $51.0 million, compared to $12.2 million for the same period in the prior year.

Nine Months 2021 Results Compared to Nine Months 2020

Total revenues for the nine months ended September 30, 2021, were $801.3 million, compared to $466.7 million for the same period in the prior year, an increase of $334.6 million, or 71.7%. Total operating expenses for the nine months ended September 30, 2021 increased by 56.6% to $693.8 million compared to $443.1 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 63.3%, up 180 basis points compared to the first nine months of 2020. The Company reported net income for the nine months ended September 30, 2021 of $80.5 million, or $2.00 per common share, diluted, compared with net income of $19.2 million, or $0.48 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2021 increased more than threefold to $124.8 million, from $38.8 million for the same period in the prior year. As of September 30, 2021, the Company had 1,982 investment sales and financing professionals, a net loss of 17 over the prior year.

Business Outlook

Notwithstanding the potential continuing impact of the COVID-19 pandemic on the current macroeconomic environment, the Company believes it is well positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI have an estimated 23% share of this segment by transaction count.

Key factors that may influence the Company’s business during the remainder of 2021 include:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales of asset types impacted by COVID-19, interest rate fluctuations, increasing bid-ask spread between buyers and sellers and economic trends

•	Changes to investor sentiment and sales activity based on favorable interest rates and economic initiatives which may increase real estate investor demand, for the remainder of 2021

•	Possible impact to investor sentiment related to potential tax law changes which maybe contribute to transaction acceleration and/or future fluctuations in sales and financing activity

•	Potential higher cost of services resulting from more experienced investment sales and financing professionals closing a larger share of revenue and surpassing revenue thresholds earlier in the year

•	Volatility in each of the Company’s market segments

•	Global geopolitical uncertainty, which may cause investors to refrain from transacting

•	The potential for accretive acquisition activity and subsequent integration

Webcast Information

Marcus & Millichap will host a live webcast today to discuss the results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap’s website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.

Replay Information

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, November 5, 2021 through 11:59 p.m. Eastern Time on Friday, November 19, 2021 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13724201.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of September 30, 2021, the Company had 1,982 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 8,942 transactions during the nine months ended September 30, 2021, with a sales volume of approximately $50.2 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2021, the potential continuing impact of the COVID-19 pandemic, and expectations for changes (or fluctuations) in market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•

uncertainties relating to the continuing impact of the COVID-19 pandemic, including the potential impact of new variants and vaccination rates, the impact of the federal government’s stimulus response package, and the pace of recovery following such pandemic;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations;

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, including potential increases in corporate taxes by the Biden Administration, employment laws or other government regulation affecting our business;

•	our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Real estate brokerage commissions	$299,759	$140,844	$715,458	$416,044
Financing fees	29,391	15,620	75,448	43,674
Other revenues	3,233	2,111	10,400	6,974

Total revenues	332,383	158,575	801,306	466,692

Operating expenses:
Cost of services	219,194	99,707	506,882	287,207
Selling, general and administrative	64,673	49,722	178,147	148,101
Depreciation and amortization	2,850	2,606	8,806	7,822

Total operating expenses	286,717	152,035	693,835	443,130

Operating income	45,666	6,540	107,471	23,562
Other income (expense), net	323	1,615	2,737	4,224
Interest expense	(144)	(199)	(436)	(695)

Income before provision for income taxes	45,845	7,956	109,772	27,091
Provision for income taxes	11,921	1,916	29,304	7,875

Net income	33,924	6,040	80,468	19,216

Other comprehensive (loss) income:
Marketable debt securities, available-for-sale:
Change in net unrealized gains	(240)	(30)	(715)	687
Less: reclassification adjustment for net losses included in other income (expense), net	23	8	26	32

Net change, net of tax of $(75), $(7), $(239) and $246 for the three and nine months ended September 30, 2021 and 2020, respectively	(217)	(22)	(689)	719
Foreign currency translation gain (loss), net of tax of $0 for the three and nine months ended September 30, 2021 and 2020, respectively	192	(214)	(138)	254

Total other comprehensive (loss) income	(25)	(236)	(827)	973

Comprehensive income	$33,899	$5,804	$79,641	$20,189

Earnings per share:
Basic	$0.85	$0.15	$2.02	$0.49
Diluted	$0.84	$0.15	$2.00	$0.48
Weighted average common shares outstanding:
Basic	39,940	39,681	39,859	39,617
Diluted	40,241	39,727	40,148	39,676

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $20.8 billion for the three months ended September 30, 2021, encompassing 3,325 transactions consisting of $16.5 billion for real estate brokerage (2,456 transactions), $3.3 billion for financing (600 transactions) and $1.0 billion in other transactions, including consulting and advisory services (269 transactions). Total sales volume was $50.2 billion for the nine months ended September 30, 2021, encompassing 8,942 transactions consisting of $38.9 billion for real estate brokerage (6,374 transactions), $7.8 billion for financing (1,778 transactions) and $3.5 billion in other transactions, including consulting and advisory services (790 transactions). As of September 30, 2021, the Company had 1,897 investment sales professionals and 85 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Real Estate Brokerage
Average Number of Investment Sales Professionals	1,909	1,917	1,934	1,911
Average Number of Transactions per Investment Sales Professional	1.29	0.80	3.30	2.21
Average Commission per Transaction	$122,052	$92,236	$112,246	$98,659
Average Commission Rate	1.82%	2.01%	1.84%	1.99%
Average Transaction Size (in thousands)	$6,721	$4,581	$6,108	$4,947
Total Number of Transactions	2,456	1,527	6,374	4,217
Total Sales Volume (in millions)	$16,507	$6,995	$38,931	$20,861

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Financing (1)
Average Number of Financing Professionals	86	82	86	86
Average Number of Transactions per Financing Professional	6.98	5.39	20.67	15.13
Average Fee per Transaction	$42,319	$33,531	$36,126	$31,607
Average Fee Rate	0.77%	0.88%	0.82%	0.89%
Average Transaction Size (in thousands)	$5,503	$3,828	$4,390	$3,533
Total Number of Transactions	600	442	1,778	1,301
Total Financing Volume (in millions)	$3,302	$1,692	$7,806	$4,597

(1)	Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2021			2020			Change
	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
Real Estate Brokerage
<$1 million	267	$183	$7,419	241	$156	$6,290	26	$27	$1,129
Private Client Market ($1—<$10 million)	1,894	6,296	183,033	1,168	3,592	97,856	726	2,704	85,177
Middle Market ($10—<$20 million)	136	1,940	35,353	70	945	17,643	66	995	17,710
Larger Transaction Market (≥$20 million)	159	8,088	73,954	48	2,302	19,055	111	5,786	54,899

	2,456	$16,507	$299,759	1,527	$6,995	$140,844	929	$9,512	$158,915

	Nine Months Ended September 30,
	2021			2020			Change
	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
Real Estate Brokerage
<$1 million	791	$532	$21,175	649	$410	$16,550	142	$122	$4,625
Private Client Market ($1—<$10 million)	4,861	15,639	446,592	3,203	10,207	282,937	1,658	5,432	163,655
Middle Market ($10—<$20 million)	370	5,141	97,699	204	2,785	51,902	166	2,356	45,797
Larger Transaction Market (≥$20 million)	352	17,619	149,992	161	7,459	64,655	191	10,160	85,337

	6,374	$38,931	$715,458	4,217	$20,861	$416,044	2,157	$18,070	$299,414

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	September 30, 2021 (Unaudited)	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$281,007	$243,152
Commissions receivable, net	15,377	10,391
Prepaid expenses	9,232	10,153
Marketable debt securities, available-for-sale (includes amortized cost of $116,852 and $158,148 at September 30, 2021 and December 31, 2020, respectively, and $0 allowance for credit losses)	116,902	158,258
Advances and loans, net	3,017	2,413
Other assets	4,436	4,711

Total current assets	429,971	429,078
Property and equipment, net	22,890	23,436
Operating lease right-of-use assets, net	85,250	84,024
Marketable debt securities, available-for-sale (includes amortized cost of $128,788 and $45,181 at September 30, 2021 and December 31, 2020, respectively, and $0 allowance for credit losses)	130,502	47,773
Assets held in rabbi trust	11,056	10,295
Deferred tax assets, net	24,410	21,374
Goodwill and other intangible assets, net	48,974	52,053
Advances and loans, net	108,709	106,913
Other assets	13,318	4,176

Total assets	$875,080	$779,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$20,025	$18,288
Deferred compensation and commissions	53,068	58,106
Income tax payable	5,658	3,726
Operating lease liabilities	19,745	19,190
Accrued bonuses and other employee related expenses	32,066	21,007

Total current liabilities	130,562	120,317
Deferred compensation and commissions	38,638	38,745
Operating lease liabilities	60,970	59,408
Other liabilities	12,641	13,816

Total liabilities	242,811	232,286

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,666,785 and 39,401,976 at September 30, 2021 and December 31, 2020, respectively	4	4
Additional paid-in capital	118,974	113,182
Retained earnings	511,544	431,076
Accumulated other comprehensive income	1,747	2,574

Total stockholders’ equity	632,269	546,836

Total liabilities and stockholders’ equity	$875,080	$779,122

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income	$33,924	$6,040	$80,468	$19,216
Adjustments:
Interest income and other (1)	(503)	(889)	(1,470)	(4,090)
Interest expense	144	199	436	695
Provision for income taxes	11,921	1,916	29,304	7,875
Depreciation and amortization	2,850	2,606	8,806	7,822
Stock-based compensation	2,703	2,383	7,653	7,551
Non-cash MSR activity (2)	(54)	(26)	(407)	(312)

Adjusted EBITDA(3)	$50,985	$12,229	$124,790	$38,757

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)

The increase in Adjusted EBITDA for the three and nine months ended September 30, 2021 compared to the same period in 2020 is primarily due to an increase in total revenues and a lower proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards

Certain Adjusted Metrics

Real Estate Brokerage

During the nine months ended September 30, 2021, we closed a large portfolio of transactions in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding this transaction:

	Nine Months Ended September 30, 2021

	(actual)	(as adjusted)
Total Sales Volume Increase	86.6%	83.6%
Average Commission Rate (Reduction) Growth	(7.9)%	(6.7)%
Average Transaction Size Increase	23.5%	21.6%

Investor Relations Contact:

Investor Relations

InvestorRelations@marcusmillichap.com